UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 9, 2012

BARRETT BUSINESS SERVICES, INC.

(Exact name of registrant as specified in charter)

Maryland

(State or other jurisdiction of incorporation)

0-21886

(SEC File Number)

52-0812977

(IRS Employer Identification No.)

8100 N.E. Parkway Drive, Suite 200 Vancouver, Washington	98662
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(360) 828-0700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered sales of equity securities.

On March 9, 2012, Barrett Business Services, Inc., a Maryland corporation (the "Company"), entered into a stock repurchase agreement with Kimberly J. Jacobsen Sherertz in her capacities as Personal Representative of the Estate of William W. Sherertz and Trustee of the Barrett Share Trust under the Will of William W. Sherertz (the "Estate"), and Kimberly J. Jacobsen Sherertz individually. Pursuant to the agreement, the Company agreed to acquire 2,485,929 shares of the Company's common stock (the "Estate Shares") held by the Estate at a price of $20.00 per share, for aggregate consideration of $49,718,580 consisting of $20,745,580 in cash at closing and 28,973 shares of Series A Nonconvertible Non-voting Redeemable Preferred Stock of the Company ("Series A Preferred Stock").

On March 9, 2012, the Company also entered into a stock repurchase agreement with Nancy Sherertz to acquire 500,000 shares of the Company's common stock at a price of $20.00 per share for aggregate consideration of $10,000,000 consisting of $4,173,000 in cash at closing and 5,827 shares of Series A Preferred Stock.

If all of the conditions of the stock repurchase agreements are met, upon closing, the Company will issue 28,973 shares of Series A Preferred Stock to the Estate in exchange for 1,448,650 shares of common stock of the Company and the Company will also issue 5,827 shares of Series A Preferred Stock to Nancy Sherertz in exchange for 291,350 shares of common stock of the Company.

The Company is relying on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933 in connection with its offer and sale of Series A Preferred Stock to the Estate and Nancy B. Sherertz.

The terms of the Series A Preferred Stock were summarized in the Company's Current Report on Form 8-K filed on March 13, 2012, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BARRETT BUSINESS SERVICES, INC.
Dated: March 15, 2012	By:	/s/ James D. Miller
James D. Miller Vice President-Finance, Treasurer and Secretary